Exhibit 99.1


[Crompton LOGO]
                                                                         NEWS

CONTACTS:
Investors:    William Kuser       (203) 573-2213
Media:        Mary Ann Dunnell    (203) 573-3034

CROMPTON TO OFFER SENIOR NOTES

MIDDLEBURY, CONN., JULY 21, 2004 - Crompton Corporation (NYSE:CK) today announced that it is planning to offer approximately $600 million aggregate principal amount of senior notes.

The company intends to use the net proceeds to (i) repay outstanding borrowings under its existing domestic revolving credit facility, (ii) fund its concurrent tender offer and consent solicitation for its 8.50% Senior Notes due 2005 and 6.125% Senior Notes due 2006, including tender premiums, consent payments, and accrued and unpaid interest, and (iii) fund working capital and general corporate purposes.

The new senior notes will be offered in a combination of:
   o Senior Notes due 2011;
   o Senior Notes due 2014; and
   o Senior Floating Rate Notes due 2010.

The offering is part of a refinancing that includes the replacement of Crompton's credit facility with a new revolving credit facility in a principal amount of up to $250 million, with a minimum principal amount of $200 million. The closing of the new credit facility, the offering of the notes, and the consent solicitation and tender offer are conditioned on the completion of one another. Each transaction also is subject to market and other customary conditions.

The senior notes will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, and outside the United States pursuant to Regulation S under the Securities Act. The notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

THIS PRESS RELEASE IS NEITHER AN OFFER TO SELL NOR THE SOLICITATION OF AN OFFER TO BUY THE NOTES OR ANY OTHER SECURITIES, AND SHALL NOT CONSTITUTE AN OFFER, SOLICITATION OR SALE IN ANY JURISDICTION IN WHICH SUCH AN OFFER, SOLICITATION OR SALE IS UNLAWFUL. ANY OFFERS OF THE NOTES WILL BE MADE ONLY BY MEANS OF A PRIVATE OFFERING MEMORANDUM.

Crompton Corporation, with annual sales of $2.2 billion, is a producer and marketer of specialty chemicals and polymer products and equipment. Additional information concerning Crompton Corporation is available at www.cromptoncorp.com.

                                       ###

FORWARD-LOOKING STATEMENTS
Certain statements made in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, general economic conditions, the outcome and timing of antitrust investigations and related civil lawsuits to which Crompton is subject, the ability to obtain selling price increases, the ability to obtain and timing of new financing, pension and other post-retirement benefit plan assumptions, energy and raw material prices and availability, production capacity, changes in interest rates and foreign currency exchange rates, changes in technology, market demand and customer requirements, the enactment of more stringent environmental laws and regulations, the ability to realize expected cost savings under Crompton's cost reduction initiatives, the amount of any additional earn-out payments from GE, and other risks and uncertainties detailed in Crompton's filings with the Securities and Exchange Commission. These statements are based on Crompton's estimates and assumptions and on currently available information. The forward-looking statements include information concerning our possible or assumed future results of operations, and Crompton's actual results may differ significantly from the results discussed. Forward-looking information is intended to reflect opinions as of the date this release was issued and such information will not necessarily be updated by Crompton.